Exhibit 99.1
Squarespace Announces Appointment of Neela Montgomery to Board of Directors

NEW YORK, August 01, 2022 — Squarespace, Inc. (NYSE: SQSP), the all-in-one website building and ecommerce platform, today announced the expansion of its board of directors with the appointment of Neela Montgomery, effective August 3, 2022.

“We are pleased to welcome Neela Montgomery to the Squarespace Board,” said Anthony Casalena, Founder & CEO of Squarespace. “We believe her global leadership experience will be a tremendous benefit to our long-term growth strategy.”

Neela Montgomery is currently a Board Partner at Greycroft Partners LLC, a venture capital firm and serves on the board of Logitech International S.A., where she has held positions on the Audit and Compensation Committees. Ms. Montgomery brings more than 20 years of global retail and consumer leadership experience, having served as Executive Vice President of CVS Health and President of CVS Pharmacy. Prior to CVS Health, Ms. Montgomery was CEO of Crate & Barrel Holdings, a global home furnishings retailer that includes Crate & Barrel, CB2, and Hudson Grace. In addition, she served on the executive board of Otto Group, a global retail and services group and one of the leading ecommerce retailers in the world and served as Executive Chairwoman across five of its operating companies, including Crate & Barrel. Earlier in her career, she spent 12 years in Tesco PLC, a British multinational retailer and a top 10 international retailer, in various leadership roles across strategy, international, ecommerce, and merchandising. Ms. Montgomery studied at Oxford University and holds an MBA from INSEAD in France and Singapore.

About Squarespace
Squarespace is the all-in-one platform with everything to sell anything, providing customers in over 200 countries and territories with all the tools they need to sell physical products, digital content, classes, appointments, reservations and more. Powered by best-in-class design for a consistent brand experience across all touchpoints, our suite of fully integrated products enables anyone to manage their projects and businesses through websites, domains, ecommerce, marketing tools, and scheduling, along with tools for managing a social media presence with Unfold and hospitality business management via Tock. Squarespace is headquartered in downtown New York City, with offices in Dublin, Ireland, Portland, Oregon, and Chicago, Illinois. For more information, visit www.squarespace.com.

Contacts

Investors
investors@squarespace.com

Media
press@squarespace.com

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